Filed Pursuant to Rule 424(B)(3)
Registration Number 333-61707

PROSPECTUS

HAWTHORNE FINANCIAL CORPORATION

1,372,973 Shares

Common Stock

     This Prospectus relates to the offer and sale by certain selling securityholders named herein (the “Selling Securityholders”) of (i) Warrants to purchase 1,372,973 shares of Common Stock expiring December 11, 2005 with an exercise price of $2.128 per share (the “Warrants”) and (ii) 1,372,973 shares of Common Stock issuable upon exercise of such Warrants (Warrants to purchase 905,590 shares of Common Stock and 905,590 shares of the Common Stock issuable upon exercise of such Warrants may be deemed to be held by our affiliates). All Warrants and shares of Common Stock offered by this Prospectus are referred to herein as the “Securities.”

     The Selling Securityholders from time to time may offer and sell the Securities held by them directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange or automated inter-dealer quotation system on which the Securities are listed or traded, if any, in privately-negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the names of any broker-dealer or agent and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. We will not receive any of the proceeds from the sale of Securities by the Selling Securityholders but have agreed to bear certain expenses of registration of the Securities. See “Plan of Distribution.”

     The Selling Securityholders and any broker-dealers or agents that participate in the distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any profit on the sale of the Securities by them and any commissions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See “Plan of Distribution.”

     The Common Stock is traded on the Nasdaq Stock Market’s National Market under the symbol “HTHR.” The Warrants are not listed on any exchange or traded on any automated inter-dealer quotation system.

The date of this prospectus is August 1, 2002

AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
DESCRIPTION OF SECURITIES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

AVAILABLE INFORMATION

     The Company (which term shall include its subsidiaries, unless the context otherwise requires) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the Commission’s Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Commission’s Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. If available, such reports and other information also may be accessed through the Commission’s electronic data gathering, analysis and retrieval system (“EDGAR”) via electronic means, including the Commission’s web site on the Internet (http://www.sec.gov). The Common Stock is quoted on the Nasdaq Stock Market’s National Market and, consequently, such reports, proxy statements and other information also may be inspected at the offices of the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-3, Registration Number 333-61707 (the “Registration Statement”) we filed with the Commission under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to us and the Common Stock. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by us pursuant to Section 13 of the Exchange Act are incorporated by reference in this Prospectus:

(a)	Annual Report on Form 10-K for the year ended December 31, 2001, as amended;

(b)	Quarterly Report on Form 10-Q for the three months ended March 31, 2002; and

(c)	Current Reports on Form 8-K dated June 25, 2002 and July 24, 2002.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     As used herein, the terms “Prospectus” and “herein” mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

     We will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Hawthorne Financial Corporation, 2381 Rosecrans Avenue, 2nd Floor, El Segundo, California 90245, Attention: Eileen Lyon. Our telephone number is (310) 725-5000.

THE COMPANY

     We are a savings and loan holding company that owns 100% of the stock of Hawthorne Savings, F.S.B, or Bank, and HS Financial Services Corp., which sells nondeposit investment products through an affiliated broker-dealer. The Bank offers a variety of consumer banking products through its network of nine retail branches, which includes the traditional range of checking and savings accounts, money market accounts and certificates of deposit. The Bank’s primary target market is the South Bay region of Southern California, where it currently ranks fifth in terms of deposit market share based on branch information provided to the FDIC as of June 30, 2001. The Bank also has branches in the San Fernando Valley and Westlake Village areas of Los Angeles County.

     In connection with our principal business activities, we generate revenues from the interest and fees charged to customers and, to a much lesser extent, the interest earned on our portfolio of overnight liquid investments. Our costs include primarily interest paid to depositors and to other providers of borrowed funds, general and administrative expenses and other operating expenses.

     In the coastal counties of Southern California, we specialize in real estate secured loans in the niche markets that we serve, including: (1) permanent loans collateralized by single family residential property, (2) permanent and construction loans secured by multi-family residential and commercial real estate, (3) loans for the construction of individual single family residential homes and the acquisition and development of land for the construction of such homes. We fund our loans predominantly with retail deposits generated through our full service retail offices and with advances from the FHLB. We also offer consumer loans on a referral fee basis through an unaffiliated financial institution.

     We are a registered savings and loan holding company under the Home Owners’ Loan Act (“HOLA”) subject to regulation by the Office of Thrift Supervision (“OTS”). The Bank is subject to regulation by the OTS, as its chartering authority, and by the Federal Deposit Insurance Corporation (“FDIC”) as a result of its membership in the Savings Association Insurance Fund, which insures the Bank’s deposits up to the maximum extent permitted by law.

     Our principal executive offices are located at 2381 Rosecrans Avenue, 2nd Floor, El Segundo, California 90245. Our telephone number is (310) 725-5000.

RISK FACTORS

     Prospective investors should carefully review the following factors, as well as the other information contained in this Prospectus, in connection with the Securities offered hereby.

     When used in this Prospectus, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various risks and uncertainties, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect our financial performance and could cause our actual results for future periods to differ materially from those anticipated or projected. The risks highlighted herein should not be assumed to be the only factors that could affect our future performance.

Economic Conditions

     Our results are strongly influenced by general economic conditions in our market area. Accordingly, deterioration in these conditions could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services. In particular, changes in economic conditions in the real estate industry or real estate values in our market may affect our performance.

Interest Rate Risk

     We realize income principally from the differential or spread between the interest earned on loans, investments, and other interest earning assets, and the interest paid on deposits and borrowings. The volumes and yields on loans, deposits, and borrowings are affected by market interest rates. As of March 31, 2002, 91.77% of our loan portfolio was tied to adjustable rate indices, such as COFI, Prime, CMT, MTA and LIBOR. Out of these adjustable rate loans, approximately 62.87%, or $1.1 billion, have reached their internal interest rate floors. Therefore, these loans have taken on fixed rate characteristics. The majority of our deposits are time deposits with a stated maturity (generally one year or less) and a fixed rate of interest. As of March 31, 2002, 74.17% of our borrowings from the FHLB are fixed rate, with remaining terms ranging from one to ten years (though such remaining terms are subject to early call provisions). The remaining 25.83% of the borrowings carry an adjustable interest rate, with 80% of the adjustable borrowings tied to the Prime Rate, maturing in February 2003. The remaining 20% is tied to one month LIBOR, and included in 2002.

     Changes in the market level of interest rates directly and immediately affect our interest spread, and therefore profitability. Sharp and significant changes to market rates can cause the interest spread to shrink or expand significantly in the near term, principally because of the timing differences between the adjustable rate loans and the maturities (and therefore repricing) of the deposits and borrowings.

     Sharp decreases in interest rates have historically resulted in increased loan refinancings to fixed rate products. Due to the fact that the Bank is a variable rate lender and offers fixed rate products on a limited basis, this interest rate environment could negatively impact our ability to grow the balance sheet and leverage off of the existing expense base. This could impede our ability to improve the overall efficiency ratio.

Government Regulation And Monetary Policy

     All forward-looking statements presume a continuation of the existing regulatory environment and United States’ government monetary policies. The banking industry is subject to extensive federal and state regulations, and significant new laws or changes in, or repeals of, existing laws may cause results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for us, primarily through open market operations in United States government securities, the discount rate for member bank borrowings and bank reserve requirements, and a material change in these conditions has had and is likely to continue to have a material impact on our results.

Competition

     We compete with numerous other domestic and foreign financial institutions and non depository financial intermediaries. Our results may differ if circumstances affecting the nature or level of competition change, such as the merger of competing financial institutions or the acquisition of California institutions by out-of-state companies.

Credit Quality

     A significant source of risk arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying its credit portfolio, but such policies and procedures may not prevent unexpected losses that could materially adversely affect our results.

No Intention to Pay Dividends

     We do not currently pay cash dividends on the Common Stock and we have no current plans to do so in the future. See “Dividend Policy.” As a holding company whose only significant asset is all of the common stock of the Bank, our ability to pay dividends on the Common Stock and to conduct business activities directly or in non-banking subsidiaries will depend significantly on the receipt of dividends or other distributions from the Bank. Federal banking laws and regulations, including the regulations of the OTS, limit the Bank’s ability to pay dividends to us. The Bank generally may not declare dividends or make any other capital distribution to us if, after the payment of such dividend or other distribution, it would fall within any of the three undercapitalized categories under the prompt corrective action standards established by the OTS and the other federal banking agencies pursuant to Section 38 of the Federal Deposit Insurance Act. A regulation of the OTS also limits the Bank’s ability to pay dividends and make other capital distributions in a manner which depends upon the extent to which the Bank meets its regulatory capital requirements. In addition, HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days’ advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock or else such dividend will be invalid. Further, the OTS may prohibit any dividend or other capital distribution that it determines would constitute an unsafe or unsound practice. In addition to the regulation of dividends and other capital distributions, there are various statutory and regulatory limitations on the extent to which the Bank can finance or otherwise transfer funds to us or our non-banking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. The Director of the OTS may further restrict these transactions in the interests of safety and soundness.

     As of March 31, 2002, the Bank met the capital and other requirements of a “well capitalized” institution under the OTS’ prompt corrective action standards. There can be no assurance that the Bank will remain “well capitalized” in the future or that the OTS will not require the Bank to maintain higher levels of capital in light of the risk profile of its lending activities.

     Absence of Market for Warrants, Potential Effects of Sales of Shares Available for Future Sale

     The Warrants are not listed on any exchange or traded on any automated inter-dealer quotation system. There currently is no trading market for the Warrants and there can be no assurance that such a trading market will develop or if one develops, that it will continue. The Common Stock is traded on the Nasdaq Stock Market’s National Market. No assurance can be given that a more active and widespread trading market for the Common Stock will develop or if one develops, that it will continue. There also can be no assurance that sales of the Securities offered hereby and/or other shares of Common Stock available for sale by stockholders, including without limitation shares which may be acquired upon exercise of options granted under our stock option plans, will not adversely affect the then-current market price of the Common Stock.

USE OF PROCEEDS

     We will not receive any cash proceeds from the sale of the Securities offered hereby by the Selling Securityholders. The Warrants are exerciseable at $2.128 per share. We expect to use any of the proceeds that we may receive from the exercise of the Warrants for working capital purposes.

DIVIDEND POLICY

     We do not currently pay cash dividends on the Common Stock and we have no current plans to do so in the future. In the future, the timing and amount of any dividends will be determined by our Board of Directors and will depend, among other factors, upon our earnings, financial condition, cash requirements, the capital requirements of the Bank and investment opportunities at the time any such payment is considered.

     As a holding company, the payment of any dividends by us will be significantly dependent on dividends received by us from the Bank. For a description of limitations on the ability of the Bank to pay dividends on its capital stock to us, see “Risk Factors — No Intention to Pay Dividends.”

DESCRIPTION OF SECURITIES

WARRANTS

     Exercise. The Warrants may be exercised on or after December 11, 1998 and will expire at 5:00 p.m., Pacific Time, on December 11, 2005 (the “Expiration Date”). The registered holder of a Warrant (a “Holder” and collectively the “Holders”) has the right to purchase from the Company the number of shares of Common Stock set forth on the face thereof (as may be adjusted pursuant to the terms of the Warrant) at the price of $2.128 per share (as may be adjusted pursuant to the terms of the Warrant, the “Exercise Price”).

     A Holder may exercise a Warrant by (i) surrendering the Warrant to the Company at the Company’s principal office in El Segundo, California with the exercise form attached thereto duly completed and signed by the Holder or Holders thereof, and (ii) submitting payment by wire transfer or other payment of immediately available funds of the Exercise Price for the shares of Common Stock in respect of which the Warrant is being exercised. Upon surrender of the Warrant and payment of the Exercise Price, the Company shall promptly issue and cause to be delivered to or upon the written order of the Holder of the Warrant a certificate or certificates for the number of shares of Common Stock so purchased upon the exercise of the Warrant, together with payment in respect of any fraction of a share of Common Stock issuable upon such surrender pursuant to the terms of the Warrant.

     The exercise of a Warrant shall be deemed to have been effected immediately prior to the close of business on the business day on which the Holder surrenders a Warrant to the Company and payment of the Exercise Price is made, and at such time the person in whose name any certificate for shares of Common Stock shall be issuable upon such exercise shall be deemed to be the record holder of such shares of Common Stock for all purposes.

     Adjustments of Exercise Price and Number of Shares of Common Stock. The Exercise Price and the number and kind of shares of Common Stock issuable upon the exercise of the Warrants will be subject to change or adjustment from time to time as follows:

     (a)  Change in Common Stock. In the event the Company shall, at any time or from time to time after the issuance of the Warrants, (i) issue any shares of Common Stock as a stock dividend to the holders of Common Stock, (ii) subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares or (iii) issue any shares of its capital stock in a reclassification or reorganization of the Common Stock (any such issuance, subdivision, combination, reclassification or reorganization being herein called a “Change of Shares”), then (A) in the case of (i) or (ii) above, the number of shares of Common Stock that may be purchased upon the exercise of a Warrant shall be adjusted to the number of shares of Common Stock that the Holder would have owned or have been entitled to receive after the happening of such event had such Warrant been exercised immediately prior to the record date (or, if there is no record date, the effective date) for such event, and the Exercise Price shall be adjusted to the price (calculated to the nearest 1,000th of one cent) determined by multiplying the Exercise Price immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock purchasable with the Warrant immediately prior to such event and the denominator of which shall be the number of shares of Common Stock purchasable with the Warrant after the adjustment referred to above and (B) in the case of clause (iii) above, paragraph (l) below shall apply. An adjustment made pursuant to clause (A) of this paragraph (a) shall become effective retroactively immediately after the record date in the case of such dividend and shall become effective immediately after the effective date in other cases, but any shares of Common Stock issuable solely as a result of such adjustment shall not be issued prior to the effective date of such event.

     (b)  Common Stock Distribution. In the event the Company shall, at any time or from time to time after the issuance of the Warrants, issue, sell or otherwise distribute (including by way of deemed distributions pursuant to paragraphs (c) and (d) below) any shares of Common Stock (other than pursuant to (A) a Change of Shares or (B) the exercise or conversion, as the case may be, of any Option, Convertible Security (each as defined in paragraph (c) below) or Warrant) (any such event, including any deemed distributions described in paragraphs (c) and (d), being herein called a “Common Stock Distribution”), for a consideration per share less than the current market price per share of Common Stock (as defined in paragraph (f) below), on the date of such Common Stock Distribution, then, effective upon such Common Stock Distribution, the Exercise Price shall be reduced to the price (calculated to the nearest 1,000th of one cent) determined by multiplying the Exercise Price in effect immediately prior to such Common Stock Distribution by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately prior to such Common Stock Distribution multiplied by the current market price per share of Common Stock on the date of such Common Stock Distribution, plus (ii) the consideration, if any, received by the Company upon such Common Stock Distribution, and the denominator of which shall be the product of (A)

the total number of shares of Common Stock issued and outstanding immediately after such Common Stock Distribution multiplied by (B) the current market price per share of Common Stock on the date of such Common Stock Distribution.

     If any Common Stock Distribution shall require an adjustment to the Exercise Price pursuant to the foregoing provisions of this paragraph (b), including by operation of paragraph (c) or (d) below, then, effective at the time such adjustment is made, the number of shares of Common Stock purchasable upon the exercise of a Warrant shall be increased to a number determined by multiplying the number of shares so purchasable immediately prior to such Common Stock Distribution by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. In computing adjustments under this paragraph, fractional interests in Common Stock shall be taken into account to the nearest 1,000th of a share.

     The provisions of this paragraph (b), including by operation of paragraph (c) or (d) below, shall not operate to increase the Exercise Price or reduce the number of shares of Common Stock purchasable upon the exercise of a Warrant, except by operation of paragraph (j) or (k) below.

     (c)  Issuance of Options. In the event the Company shall, at any time or from time to time after issuance of the Warrants, issue, sell, distribute or otherwise grant in any manner (including by assumption) any rights to subscribe for or to purchase, or any warrants or options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (any such rights, warrants or options being herein called “Options” and any such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such Options or the rights to convert or exchange such Convertible Securities are immediately exercisable, and the price per share at which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the aggregate amount, if any, received or receivable by the Company as consideration for the issuance, sale, distribution or granting of such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Options to acquire Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange of all such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options) shall be less than the current market price per share of Common Stock on the date of the issuance, sale, distribution or granting of such Options, then, for the purposes of paragraph (b) above, the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of the total maximum amount of the Convertible Securities issuable upon the exercise of all such Options shall be deemed to have been issued as of the date of the issuance, sale, distribution or granting of such Options and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration such price per share, determined as provided above, therefor. Except as otherwise provided in paragraphs (j) and (k) below, no additional adjustment of the Exercise Price shall be made upon the actual exercise of such Options or upon conversion or exchange of the Convertible Securities issuable upon the exercise of such Options. If the minimum and maximum numbers or amounts referred to in this paragraph (c) or in paragraph (d) below cannot be calculated with certainty as of the date of the required adjustment, such numbers and amounts shall be determined in good faith by the Board of Directors of the Company.

     (d)  Issuance of Convertible Securities. In the event the Company shall, at any time or from time to time after issuance of the Warrants, issue, sell or otherwise distribute (including by assumption) any Convertible Securities (other than upon the exercise of any Option), whether or not the rights to convert or exchange such Convertible Securities are immediately exercisable, and the price per share at which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the aggregate amount, if any, received or receivable by the Company as consideration for the issuance, sale or distribution of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the current market price per share of Common Stock on the date of such issuance, sale or distribution, then, for the purposes of paragraph (b) above, the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance, sale or distribution of such Convertible Securities and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration such price per share, determined as provided above, therefor. Except as otherwise provided in paragraphs (j) and (k) below, no additional adjustment of the Exercise Price shall be made upon the actual conversion or exchange of such Convertible Securities.

     (e)  Dividends and Distributions. In the event the Company shall, at any time or from time to time after issuance of the Warrants, distribute to the holders of Common Stock any dividend or other distribution of cash, evidences of its indebtedness, other securities or other properties or assets (in each case other than (i) dividends payable in Common Stock, Options or Convertible Securities and (ii) any cash dividend declared and paid pursuant to a regular quarterly dividend policy of the Company), or any options, warrants or other rights to subscribe for or purchase any of the foregoing, then (A) the Exercise Price shall be decreased to a price determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the current market price per share of Common Stock on the record date for such distribution less the sum of (X) the cash portion, if any, of such distribution per share of Common Stock outstanding (exclusive of any treasury shares) plus (Y) the then fair market value (as determined in good faith by the Board of Directors of the Company) per share of Common Stock issued and outstanding on the record date for such distribution of that portion, if any, of such distribution consisting of evidences of indebtedness, other securities, properties, assets, options, warrants or subscription or purchase rights, and the denominator of which shall be such current market price per share of Common Stock and (B) the number of shares of Common Stock purchasable upon the exercise of a Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock so purchasable immediately prior to the record date for such distribution by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment required by clause (A) of this sentence and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. The adjustments required by this paragraph (e) shall be made whenever any such distribution is made and shall be retroactive to the record date for the determination of stockholders entitled to receive such distribution.

     (f)  Current Market Price. For the purpose of any computation under paragraphs (b), (c), (d) and (e) above, the current market price per share of Common Stock at any date shall be the average of the daily closing prices for the shorter of (i) the 20 consecutive trading days ending on the last full trading day on the exchange or market specified in the second succeeding sentence, prior to the Time of Determination and (ii) the period commencing on the date next succeeding the first public announcement of the issuance, sale, distribution or granting in question through such last full trading day prior to the Time of Determination. The term “Time of Determination” as used herein shall be the time and date of the earlier to occur of (A) the date as of which the current market price is to be computed and (B) the last full trading day on such exchange or market before the commencement of “ex-dividend” trading in the Common Stock relating to the event giving rise to the adjustment required by paragraph (b), (c), (d) or (e). The closing price for any day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case (1) on the principal national securities exchange on which the shares of Common Stock are listed or to which such shares are admitted to trading or (2) if the Common Stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by the Nasdaq Stock Market’s National Market or any comparable system or (3) if the Common Stock is not listed on the Nasdaq Stock Market’s National Market or a comparable system, as furnished by two members of the National Association of Securities Dealers, Inc. (“NASD”) selected from time to time in good faith by the Board of Directors of the Company for that purpose. In the absence of all of the foregoing, or if for any other reason the current market price per share cannot be determined pursuant to the foregoing provisions of this paragraph (f), the current market price per share shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company.

     (g)  Certain Distributions. If the Company shall pay a dividend or make any other distribution payable in Options or Convertible Securities, then, for purposes of paragraph (b) above (including dividends or distributions by operation of paragraph (c) or (d) above, as the case may be), such Options or Convertible Securities shall be deemed to have been issued or sold without consideration except for such amounts of consideration as shall have been deemed to have been received by the Company pursuant to paragraphs (c) or (d) above, as appropriate.

     (h)  Consideration Received. If any shares of Common Stock shall be issued and sold in an underwritten public offering, the consideration received by the Company for such shares of Common Stock shall be deemed to include the underwriting discounts and commissions realized by the underwriters of such public offering. If any shares of Common Stock, Options or Convertible Securities shall be issued, sold or distributed for a consideration other than cash, the amount of the consideration other than cash received by the Company in respect thereof shall be deemed to be the then fair market value of such consideration (as determined in good faith by the Board of Directors of the Company). If any Options shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued, sold or distributed for such amount of consideration as shall be allocated to such Options in good faith by the Board of Directors of the Company.

     (i)  Deferral of Certain Adjustments. No adjustments to the Exercise Price (including the related adjustment to the number of shares of Common Stock purchasable upon the exercise of a Warrant) shall be required hereunder unless such adjustment, together with other adjustments carried forward as provided below, would result in an increase or decrease of at least one percent of the Exercise Price; provided, however, that any adjustment which by reason of this paragraph (i) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (j)  Changes in Options and Convertible Securities. If the exercise price provided for in any Options referred to in paragraph (c) above, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraph (c) or (d) above, or the rate at which any Convertible Securities referred to in paragraph (c) or (d) above are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to the Warrants), the Exercise Price then in effect and the number of shares of Common Stock purchasable upon the exercise of a Warrant shall forthwith be readjusted (effective only with respect to any exercise of a Warrant after such readjustment) to the Exercise Price and number of shares of Common Stock so purchasable that would then be in effect had the adjustment made upon the issuance, sale, distribution or granting of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be, but only with respect to such Options and Convertible Securities as then remain outstanding.

     (k)  Expiration of Options and Convertible Securities. If, at any time after any adjustment to the number of shares of Common Stock purchasable upon the exercise of a Warrant shall have been made pursuant to paragraph (c), (d) or (j) above or this paragraph (k), any Options or Convertible Securities shall have expired unexercised or, solely with respect to Options that are rights (“Rights”), are redeemed, the number of such shares so purchasable shall, upon such expiration or such redemption, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock deemed to have been issued in connection with such Options or Convertible Securities were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or Convertible Securities and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale, distribution or granting of all such Options or Convertible Securities, whether or not exercised; provided, however, that (x) no such readjustment shall have the effect of decreasing the number of shares so purchasable by an amount (calculated by adjusting such decrease to account for all other adjustments made pursuant to this Section 7 following the date of the original adjustment referred to above) in excess of the amount of the adjustment initially made in respect of the issuance, sale, distribution or granting of such Options or Convertible Securities and (y) in the case of the redemption of any Rights, there shall be deemed (for the purposes of paragraph (c) above) to have been issued as of the date of such redemption for no consideration a number of shares of Common Stock equal to the aggregate consideration paid to effect such redemption divided by the current market price of the Common Stock on the date of such redemption.

     (l)  Other Adjustments. In the event that at any time a Holder shall become entitled to receive any securities of the Company other than shares of Common Stock as constituted on the date of issuance of the Holder’s Warrant, the number of such other securities so receivable upon exercise of such Warrant and the Exercise Price applicable to such exercise shall be adjusted at such time, and shall be subject to further adjustment from time to time thereafter, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in the Warrants.

     (m)  Excluded Transactions. Notwithstanding any provision in the Warrants to the contrary, no adjustment shall be made in respect of (i) any change in the par value of the Common Stock, (ii) the granting of any Options or the issuance of any shares of Common Stock, in either case, which would otherwise trigger an adjustment under paragraph (b) above, that may be registered on Form S-8 or any successor form under the Securities Act, to any directors, officers or employees of the Company, provided that the granting of Options or the issuance of shares of Common Stock pursuant to this clause (ii) is in the ordinary course of business and is usual and customary, or (iii) the issuance of Common Stock pursuant to any dividend reinvestment plan which provides that the price of the Common Stock purchased for plan participants from the Company will be no less than 95% of the average of the high and low sales prices of the Common Stock on the investment date or, if no trading in the Common Stock occurs on such date, the next preceding date on which trading occurred (1) on the principal national securities exchange on which the shares of Common Stock are listed or to which such shares are admitted to trading or (2) if the Common Stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by the Nasdaq Stock Market’s National Market or any comparable system or (3) if the Common Stock is not listed on the Nasdaq Stock Market’s National Market or a comparable system, as furnished by two members of the NASD selected from time to time in good faith by the Board of Directors of the Company for that purpose. In the absence of all of the foregoing, or if for any other reason the current market price per share cannot be determined pursuant to the foregoing provisions of this paragraph, the current market price per share shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company.

     Reorganizations and Asset Sales. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder of a Warrant shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrant and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder of the Warrant to the end that the provisions of the Warrant (including without limitation provisions for adjustments of the Exercise Price and of the number of shares purchasable upon the exercise of the Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed by first class mail, postage prepaid, to each Holder at the last address of the Holder appearing on the register maintained by the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the provisions of the Warrants such Holder may be entitled to purchase.

     Fractional Interests. The Company shall not be required to issue fractional shares of Common Stock on the exercise of a Warrant. If more than one Warrant shall be presented for exercise at the same time by a Holder, the number of full shares of Common Stock which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of shares of Common Stock acquirable on exercise of the Warrants so presented. If any fraction of a share of Common Stock would be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall pay an amount in cash calculated by it to be equal to the then current market price per share multiplied by such fraction computed to the nearest whole cent.

SELLING SECURITYHOLDERS

     This Prospectus relates to the offer and sale by the Selling Securityholders of up to (i) Warrants to purchase 1,372,973 shares of Common Stock expiring December 11, 2005 and (ii) 1,372,973 shares of Common Stock issuable upon exercise of such Warrants (Warrants to purchase 905,590 shares of Common Stock and 905,590 shares of Common Stock issuable upon exercise of such Warrants may be deemed to be held by our affiliates).

     The outstanding Securities were originally issued by us in private transactions. We have registered the Securities pursuant to a Registration Rights Agreement, dated as of December 12, 1995 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we shall pay our own legal and accounting fees, all registration and filing fees attributable to the registration of the Securities, the filing fee payable to The Nasdaq Stock Market, Inc. and any printing fees incurred in connection herewith. Each Selling Securityholder shall pay his, her or its own legal and accounting fees and any other expenses incurred by the Selling Securityholder. Any commissions, discounts or other fees payable to broker-dealers or other agents in connection with any sale of the Securities by a Selling Securityholder will be payable by the Selling Securityholder.

     We have agreed to indemnify the Selling Securityholders against certain liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement,

other than liabilities arising from information supplied by the Selling Securityholders for use in the Registration Statement. Each Selling Securityholder, severally but not jointly, has agreed to indemnify us against liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement insofar as such misstatements or omissions were made in reliance upon written information furnished to us by such Selling Securityholder expressly for use in the Registration Statement.

     Because the Selling Securityholders may offer all or some of the Securities, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities that will be held by the Selling Securityholders after completion of the offering, no estimate can be given as to the amount of the Securities that will be held by the Selling Securityholders after completion of the offering.

     The following table sets forth the name of each Securityholder and the number and percentage of shares of Common Stock and Warrants beneficially owned and offered hereby by each Selling Securityholder. Except as indicated in the notes to the table, the Selling Securityholders have not held any position or had any other material relationship with the Company in the past three years.

	Common Stock(1)

	Beneficially Owned Prior
	to Offering		Offered Hereby

	# of	% of Shares	# of	% of Shares
Name of Selling Securityholder	Shares	Outstanding	Shares	Outstanding

Fort Pitt Fund, L.P.(2)	479,651	6.8%	409,393	5.8%
Scott A. Braly	113,838	1.6%	111,653	1.6%
Sierra Resources Limited	163,517	2.3%	139,566	2.0%
Raymond A. Tiernan	18,609	*	18,609	*
John P. Soukenik	10,900	*	9,304	*
A. Baxter & S. Cash, Trustees, Elias, Matz, Tiernan & Herrick L.L.P Svg. & PS Plan DTD 1/1/89 FBO W. Michael Herrick	10,900	*	9,304	*
Jane F. Matz	54,505	*	46,522	*
Timothy R. Chrisman(2)(4)	52,693	*	6,344	*
David L. Hardin, Jr.(2)(3)(4)	44,339	*	4,652	*
Prosper Capital Management, L.P.	1,520	*	1,297	*
Lyda Hunt - Caroline Trust - Patrick Brian Sands	8,269	*	7,058	*
Lyda Hunt - Herbert Trusts - Barbara Ann Hunt	4,962	*	4,235	*

	Common Stock(1)

	Beneficially Owned Prior
	to Offering		Offered Hereby

	# of	% of Shares	# of	% of Shares
Name of Selling Securityholder	Shares	Outstanding	Shares	Outstanding

Lyda Hunt - Herbert Trusts - David Shelton Hunt	13,230	*	11,292	*
William Herbert Hunt Trust Estate	33,074	*	28,230	*
Crow Support Trust	11,576	*	9,881	*
Randy Best	3,307	*	2,823	*
Kelcy L. Warren	7,058	*	7,058	*
Primal Trust No. 3	4,134	*	3,528	*
Primal Trust No. 2	4,134	*	3,528	*
Primal Trust No. 1	5,788	*	4,940	*
SSB Cust. FBO William H. Savage R-IRA DTD 11/2/95(3)	10,748	*	9,304	*
John L. Zogg, Jr	2,117	*	2,117	*
David Hardin	9,305	*	9,305	*
820 Management Trust(2)(3)	176,801	2.5%	176,801	2.5%
Sid R. Bass Management Trust (2)(3)	122,294	1.7%	122,294	1.7%
The Bass Management Trust(2)(3)	176,801	2.5%	176,801	2.5%
Tyndall Partners, L.P.	34,938	*	34,938	*
Michael Lowenstein	2,151	*	2,151	*
Thomas Coleman	45	*	45	*
	1,587,458		1,372,973

*	Less than 1%

	Warrants

	Beneficially Owned Prior
	to Offering		Offered Hereby

	Warrants to
	Purchase #	Warrants to
	Shares of	Purchase #	Shares of	% of
	Common	of Warrants	Common	Warrants
Name of Selling Securityholder	Stock	Outstanding	Stock	Outstanding

Fort Pitt Fund, L.P.(2)	409,393	29.8%	409,393	29.8%
Scott A. Braly	111,653	8.1%	111,653	8.1%
Sierra Resources Limited	139,566	10.2%	139,566	10.2%
Raymond A. Tiernan	18,609	1.4%	18,609	1.4%
John P. Soukenik	9,304	*	9,304	*
A. Baxter & S. Cash, Trustees, Elias, Matz, Tiernan & Herrick L.L.P Svg. & PS Plan DTD 1/1/89 FBO W. Michael Herrick	9,304	*	9,304	*
Jane F. Matz	46,522	3.4%	46,522	3.4%
Timothy R. Chrisman(2)(4)	6,344	*	6,344	*
David L. Hardin, Jr.(2)(3)(4)	4,652	*	4,652	*
Prosper Capital Management, L.P.	1,297	*	1,297	*
Lyda Hunt - Caroline Trust - Patrick Brian Sands	7,058	*	7,058	*
Lyda Hunt - Herbert Trusts - Barbara Ann Hunt	4,235	*	4,235	*
Lyda Hunt - Herbert Trusts - David Shelton Hunt	11,292	*	11,292	*
William Herbert Hunt Trust Estate	28,230	2.1%	28,230	2.1%
Crow Support Trust	9,881	*	9,881	*
Randy Best	2,823	*	2,823	*
Kelcy L. Warren	7,058	*	7,058	*
Primal Trust No. 3	3,528	*	3,528	*
Primal Trust No. 2	3,528	*	3,528	*
Primal Trust No. 1	4,940	*	4,940	*
SSB Cust. FBO William H. Savage R-IRA DTD 11/2/95(3)	9,304	*	9,304	*
John L. Zogg, Jr	2,117	*	2,117	*
David Hardin	9,305	*	9,305	*

	Warrants

	Beneficially Owned Prior
	to Offering		Offered Hereby

	Warrants to
	Purchase #	Warrants to
	Shares of	Purchase #	Shares of	% of
	Common	of Warrants	Common	Warrants
Name of Selling Securityholder	Stock	Outstanding	Stock	Outstanding

820 Management Trust(2)(3)	176,801	12.9%	176,801	12.9%
Sid R. Bass Management Trust(2)(3)	122,294	8.9%	122,294	8.9%
The Bass Management Trust(2)(3)	176,801	12.9%	176,801	12.9%
Tyndall Partners, L.P.	34,938	2.5%	34,938	2.5%
Michael Lowenstein	2,151	*	2,151	*
Thomas Coleman	45	*	45	*
	1,372,973		1,372,973

*	Less than 1%.

     (1)  In the case of each Selling Securityholder the number of shares of Common Stock beneficially owned and offered hereby includes the number of shares of Common Stock that may be acquired by each Selling Securityholder upon exercise of the Warrants even if not currently exercisable (an aggregate of 1,372,973 shares). The percentage of outstanding Common Stock held by each Selling Securityholder is based on the 5,702,826 shares of Common Stock outstanding as of July 31, 2002 plus all 1,372,973 shares of Common Stock issuable upon exercise of the Warrants even if not currently exercisable.

     (2)  Shares of Common Stock which may be sold by the Selling Securityholder after acquisition of such shares upon exercise of the Selling Securityholders’s Warrants have been registered for resale in the event such Securityholder is deemed to be an affiliate of the Company for purposes of the Securities Act. Such action does not constitute an admission that the Selling Securityholder is an affiliate of the Company.

     (3)  The 820 Management Trust is a revocable grantor trust established under Texas law. Its sole trustee is Lee M. Bass. The Bass Management Trust is a revocable grantor trust established under Texas law on June 4, 1982 by Perry R. Bass and his wife Nancy Lee Bass, as grantors. Its sole trustee is Perry R. Bass. The Sid R. Bass Management Trust is a revocable grantor trust established under Texas law on December 9, 1988 by their son, Sid R. Bass, as grantor. Perry R. Bass, Sid R. Bass and Lee M. Bass are its trustees. Lee M. Bass is Sid R. Bass’s brother and the son of Perry R. Bass and Nancy Lee Bass.

     (4)  Director and/or executive officer of the Company.

* Less than 1%.

PLAN OF DISTRIBUTION

     The sale or distribution of all or any portion of the Securities may be effected from time to time by the Selling Securityholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange or automated inter-dealer quotation system on which the Securities are listed or traded, if any, in privately-negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders.

     The methods by which the Securities may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers, or to or through marketmakers, (iv) transactions in put or call options or other rights established after the effectiveness of the Registration Statement of which this Prospectus is a part, (v) pro rata distributions as part of the liquidation and winding up of the affairs of a Selling Securityholder and (vi) privately-negotiated transactions. In addition, any of the Securities that qualify for sale pursuant to Rule 144 under the Securities Act, as discussed below, may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

     In the case of sales of the Securities effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or the purchasers of the Securities sold by or through such broker-dealers, or both. The Selling Securityholder and any broker-dealers or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     We have advised the Selling Securityholders of the need for delivery of copies of this Prospectus and that each Selling Securityholder and any other person participating in a distribution of the Securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M and Rules 101 through 105 thereunder. Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of Securities by, Selling Securityholders and other persons participating in a distribution of the Securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions. All of the foregoing may affect the marketability of the Securities offered hereby.

     Securities not sold pursuant to the Registration Statement of which this Prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose Securities are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Securities which does not exceed the greater of one percent of the outstanding Common Stock or the average weekly reported trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of Securities by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without any volume limitation.

LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon by Kelley, Drye & Warren, LLP. As of the date of this Prospectus, certain members of Kelley, Drye & Warren, LLP owned approximately 12,200 shares of our Common Stock.

EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.